Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-152100 on Form S-3 and Registration Statement Nos. 333-137707 and 333-145869 on Form S-8 of our report dated November 21, 2003, except for the second paragraph of the report as to which the date is May 15, 2006, relating to the consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficiency in assets) and cash flows for the period from February 9, 2000 (date of inception) to December 31, 2002 (not separately presented), which report appears in the ICO Global Communications (Holdings) Limited’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Seattle, Washington
March 16, 2010